EMPLOYMENT AGREEMENT

DATED effective the 19th day of September, 2003.

BETWEEN:

ENTRÉE GOLD INC., a body corporate having its head office at Suite 1400, 570 Granville Street, Vancouver, British Columbia V6C 3P1

(the "Company")

OF THE FIRST PART

AND:

MONA M. FORSTER, of 11 - 1253 Comox St. Vancouver, BC V6E 1K6

(the "Employee")

OF THE SECOND PART

WHEREAS:

A. The Company is involved in the business of acquiring, exploring and developing mining interests;

B. The Employee has expertise and experience in the business carried on by the Company,, and is a manager of marketing and administration;

C. The Company wishes to acquire the services of the Employee and the Employee. is agreeable to serve the Company upon the terms of this Agreement;

IT IS AGREED as follows:

1. The Company hires and engages the Employee as its Office Manager or such other capacity on a full-time basis for a term of six months commencing October 27, 2003, unless terminated earlier as hereinafter provided. Unless not less than two months' notice is given prior to the expiry of the said term, this Agreement shall be automatically renewed for a further term of six months and thereafter may be extended for further terms of one year by mutual agreement of the Parties.

2. During the term of this Agreement, the Employee shall conduct her duties under this Agreement in an efficient, trustworthy and businesslike manner to the advantage and benefit of the Company.

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3. During the term of her employment the Employee shall not, without prior written consent, directly or indirectly engage in any business activity or enterprise competitive with the Company.

4. The Employee shall not, either before or after the termination of this Agreement, disclose to any person, nor make use of herself, any information or trade secrets relating to the Company, its business, policies, methods, scientific data or information which she shall have acquired in any manner. The Employee agrees that disclosure by her of such information or trade secrets may result in irreparable injury and damage to the Company, which will not be adequately compensable in money damages, that the Company will have no adequate remedy at law therefor, and that the Company shall have the right, and may, without objection from the Employee, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of any breach by the Employee of the provisions of this paragraph. Nothing herein shall be construed as preventing the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

5. The Employee shall be entitled, by way of remuneration for her services, to an annual salary of Sixty Five Thousand Dollars ($65,000.00) payable monthly. Upon the expiration of six months following the date of this Agreement and each year thereafter that the Agreement should remain in force the Board of Directors shall review the Employee's salary with a view to increase, giving consideration to the financial position of the Company and the scope of its activities and activities of its subsidiary companies. All compensation shall be subject to the customary withholding tax and other employment taxes as shall be required by any governmental entity with respect to compensation paid by the Company to the Employee.

6. In addition, the Company will grant to the Employee an incentive stock option to purchase up to 100,000 shares of the Company at a price of $1.00 per share exercisable on or before September 19, 2008, subject to the approval of all securities regulatory authorities having jurisdiction. These options will be subject to the terms and conditions set out in the Company's Share Option Plan, including applicable vesting restrictions.

7. The Employee shall be entitled to reimbursement for all travel expenses and other reasonable expenditures made by her in connection with the conduct of the Company's business by her, upon presentation of the appropriate receipts or vouchers to the Board of Directors of the Company.

8. The Employee will be eligible to participate, in accordance with existing or future policies or procedures of the Company in fringe benefit programs, if any.

9. The Employee shall be entitled to reasonable vacation in each calendar year, commencing with four weeks vacation in the first year, which may only be taken after the first six months of this Agreement. Such vacation time shall be taken at the discretion of the Employee subject to such reasonable qualification as the Board of Directors may from time to time determine having regard to the operations of the Company.

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10. If the Employee shall become disabled or incapacitated to such an extent that she is unable to perform her regular duties, she shall be entitled to receive, during such disability or incapacitation, her full salary from the date thereof, payable monthly for two (2) months. The employment provisions of this Agreement may be terminated without notice at the option of the Company should the Employee be unable, because of disability or incapacitation, to perform her duties hereunder for a period or periods aggregating more than two (2) months during any consecutive twelve months. Such termination shall not affect any payments which are due the Employee under any provisions of this Agreement.

11. The Company may discharge the Employee only for breach of this Agreement or for cause. The Employee shall be entitled to two (2) months' notice of such discharge. After such notice, the Company may at its option, discontinue all or any portion of the Employee's duties, but shall continue her salary during the two-month notice period. After the effective date of such discharge, the Company shall not be obligated any further hereunder. Such discharge shall not relieve the Employee of her obligations under Paragraph 4 nor prejudice any rights of the Company hereunder. This paragraph is not applicable to termination of employment due to death, disability or incapacity.

12. The Employee may terminate this Agreement at any time upon one month's notice to the Company.

13. Save and except as otherwise provided in this Agreement the following terms shall mean:

(a) "Constructive Dismissal" means any material reduction in the Employee's title, reporting responsibilities or authority with the Company, and/or any material reduction in her total compensation package, as provide herein, unless the Company has received the prior written consent of the Employee to such change or unless such reduction occurs pursuant Paragraph 11; and

(b) "Change of Control" shall mean the occurrence of the acquisition of common shares of the Company or of securities ("Convertible Securities") convertible into, exchangeable for or representing the right to acquire common shares of the Company otherwise than pursuant to a transaction approved by the Board of Directors of the Company, as a result of which a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Securities Act (British Columbia) with any such person, group of persons with any such person, group of persons or any of such persons acting jointly or in concert (collectively, the "Acquirers"), beneficially own common shares of the Company and/or Convertible Securities such that, assuming the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirers, the Acquirers would beneficially own common shares of the Company that would entitle the holders thereof to cast more than 25% of the votes attaching to all common shares in the capital of the Company that may be cast to elect directors of the Company provided, however, that transfers among now affiliated or associated corporations, persons or legal entities shall not result in a "Change of Control".

14. Without limiting any other rights the Employee may have under this Agreement, in the event of a Change of Control, as defined above, the Employee may elect, during the six month period immediately following the date of Change of Control, to resign from her employment with the Company in which case such resignation shall be deemed to a Constructive Dismissal of the Employee by the Company.

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15. In the event, the Employee's employment with the Company is ended by either a Change of Control, or by Constructive Dismissal, as defined above, the Company agrees and acknowledges with the Employee that she shall be entitled to and will receive payment of a lump sum, in lieu of notice or payment required by statute law or at common law which the Employee hereby expressly waives all and any entitlement to whatsoever, an amount equivalent to twelve months (12) months of salary, less any add all statutory deductions as required by law.

16. The services to be performed by the Employee pursuant hereto are personal in character, and neither this Agreement or any rights or benefits arising thereunder are assignable by the Employee without the previous written consent of the Company.

17. If any provision, word or clause of this Agreement shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions which shall be fully severable, and this Agreement shall be construed and enforced without regard to such illegal or invalid provision. This Agreement contains the entire agreement of the Parties hereto and can be modified only by an agreement in writing and hereby supersedes any other oral or written agreements of the Parties.

18. Any notice required or permitted to be given under this Agreement must be in writing and shall be delivered personally or by registered mail to the aforesaid addresses of. the Parties, and notice shall be deemed given, if mailed, on the second business day following such mailing, and if personally delivered, on the date of service.

19. This is Agreement is subject to the laws of the Province of British Columbia.

IN WITNESS WHEREOF the Parties hereto have caused these presents to be executed as and from the day and year first above written.

SIGNED FOR AND ON BEHALF OF

ENTRÉE GOLD INC. BY ITS

AUTHORIZED REPRESENTATIVE:

/s/ James L. Harris
James L. Harris

Barrister & Solicitor

SIGNED, SEALED and DELIVERED by

MONA M. FORSTER in the presence of:

/s/ James L. Harris
James L. Harris

Barrister & Solicitor

Suite 1525, 625 Howe Street

Vancouver, B.C.

V6C 2T6

/s/ Mona M. Forster
MONA M. FORSTER